Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

Chesapeake Utilities Corporation, a Delaware corporation (“Employer”) and Elaine B. Bittner (“Executive”) (Employer collectively with Executive, the “Parties”) desire to make arrangements for the orderly and complete separation of Executive’s employment relationship that occurred on May 2, 2018 (“Separation Date”).

In consideration of the mutual promises contained in this Separation Agreement and Release (“Agreement”), the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Separation

Executive acknowledges and agrees that Executive was employed by Employer as defined in the Executive Employment Agreement between Executive and Employer dated January 9, 2013 and amended as of January 1, 2016 (“Employment Agreement”). The Parties acknowledge and agree that Executive’s employment with Company ended effective on the Separation Date.

2. Severance Pay

In exchange for entering into this Agreement, Employer agrees to provide Executive with a severance payment in the total amount of One Million Nine Hundred Thousand Dollars and Zero Cents ($1,900,000.00) (“Severance Payment”) as follows:

(a) A one-time payment made payable to the law firm of Outten & Golden LLP, Executive’s attorneys, in the amount of Fifty Thousand Dollars and Zero Cents ($50,000.00). The check will be issued within ten (10) calendar days of the Effective Date of this Agreement (as defined below) and reported on an IRS Form 1099. Executive acknowledges and agrees that Executive’s attorneys must submit a Form W-9 for their law firm to Employer’s counsel prior to the disbursement of any Severance Payment;

(b) An accelerated vesting of the Executive’s three Performance Stock Awards as defined in the Executive’s Performance Stock Award Agreements, as amended (“Award Agreements”). The three Performance Stock Awards consist of a total 14,107 Shares, as defined in the Award Agreements. The Parties acknowledge and agree that for purposes of this Agreement, the total value of the 14,107 Shares is equal to One Million Sixty Nine Thousand Dollars and Zero Cents ($1,069,000.00). The award of the 14,107 Shares will occur within ten (10) calendar days of the Effective Date of this Agreement (as defined below), and shall be subject to appropriate payroll deductions and income tax withholdings; and

(c) The balance of the Severance Payment, Seven Hundred and Eighty One Thousand Dollars and Zero Cents ($781,000), shall be paid in a one-time payment to Executive. The check for this one-time payment will be issued within ten (10) calendar days of the Effective Date of this Agreement (as defined below). This one-time payment shall be subject to appropriate payroll deductions and income tax withholdings.

Executive acknowledges that she has been given no advice by Employer or Employer’s attorneys concerning the taxability, or tax consequences, of the Severance Payment. Following this payment, Employer shall have no responsibility nor shall it be liable to any person regarding the Severance Payment or division of such sum. Employer is under no duty or obligation to make the Severance Payment and is doing so solely as consideration for Executive entering into this Agreement.

3. Release and Waiver

By signing this Agreement, Executive (on behalf of herself and her agents, heirs, successors, spouse, administrators and assigns) releases and waives all rights, causes of action, demands and claims, known and unknown, in contract, law and equity, of any kind whatsoever that she now has or may have against Employer as of the date this Agreement is signed by her. This release and waiver extends to Employer and includes all of its past and present officers, directors, employees, divisions, affiliated entities, subsidiaries, joint ventures, agents, attorneys, benefit plans and plan administrators, successors and/or assigns. (Employer and the entities and individuals listed above are referred to individually and collectively as the “Released Parties” in this Agreement.) This release and waiver includes, but is not limited to:

•	Any claims for assault, battery, wrongful termination, defamation, invasion of privacy, intentional infliction of emotional distress, or any other common law claims;

•	Any claims for the breach of any written, implied or oral contract between Executive and any of the Released Parties, including but not limited to the Employment Agreement;

•	Any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, pregnancy or any illness related to pregnancy or childbirth, race, color, ethnicity, religion, sex, sexual orientation, physical or mental disability, medical condition, citizenship status, genetic information, marital status, military or veteran status, or any other classification protected by law;

•	Any claims for payments of any nature, including but not limited to wages, overtime pay, vacation pay, severance pay (other than the Severance Payment hereunder), commissions, bonuses and benefits or the monetary equivalent of benefits;

•	Any claims for, or entitlement to, reinstatement to Executive’s previous position with, or rehire or re-employment by, Employer; and

•	Any claims related in any way to the cessation of Executive’s employment with Employer.

Executive’s release and waiver includes all claims that she has or may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871 and 1991, the Rehabilitation

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Act of 1973, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, Executive Order 11246, the National Labor Relations Act, and similar statutes and laws of the State of Delaware and the state in which the Executive provides services to the Employer, if other than Delaware, as each of them has been or may be amended. Executive also waives her right to any attorneys’ fees, compensation or other recovery whatsoever as the result of any legal action brought by or on her behalf by any other individual or governmental party or entity against any of the Released Parties, except those that cannot be waived as a matter of law. Executive agrees that she will not seek future employment with Employer. Executive further agrees that she has not and will not at any time in the future file any lawsuit or any legal action against any of the Released Parties relating to any claim or cause of action, or any right, she has released and waived under this Agreement.

Notwithstanding the above, Executive’s release and waiver of claims does not apply to any claims or rights (a) which, by law, may not be waived, including Executive’s rights to COBRA, workers compensation and unemployment compensation benefits (the application for which shall not be contested by the Employer); (b) for accrued, vested benefits under any employee benefit, stock, savings, insurance or pension plan of the Employer; (c) for deferred compensation payable under the Chesapeake Utilities Corporation Non-Qualified Deferred Compensation Plan; (d) that may arise after the date on which Executive signs this Agreement; (e) reimbursement for reasonable business expenses, so long as they are submitted within thirty (30) days of the Effective Date; or (f) to indemnification, contribution, advancement or defense as provided by, and in accordance with the terms of the Employer’s by-laws, articles of incorporation, liability insurance coverage, or applicable law. Additionally, Executive’s agreement not to sue any of the Released Parties does not apply to any claim she may file to enforce this Agreement or to challenge the enforceability of this Agreement to the extent such an agreement not to sue would be prohibited by applicable law. This Agreement also does not prevent Executive from cooperating with any governmental investigation, from being a witness, or from filing a claim, including claims with the Equal Employment Opportunity Commission (EEOC). However, Executive may not recover personal monetary or other relief for any claim released by this Agreement, except where expressly permitted by applicable law.

By signing this Agreement, Employer releases and waives all rights, causes of action, demands and claims, in contract, law and equity that it now has or may have against Executive as of the date of this Agreement with the exception of any claim that Executive has violated her fiduciary duties to Employer. Employer is unaware of any such violation by Executive as of the Effective Date of this Agreement.

4. Knowing and Voluntary Release

Executive agrees that she is signing this Agreement voluntarily and of her own free will, and not because of any threats or duress and that this Agreement is written in a manner which Executive fully understands. Executive acknowledges that by receipt of this Agreement, Employer has advised Executive, in writing, to consult with an attorney prior to executing this Agreement, and Executive has, in fact, had an opportunity to do so. Executive hereby acknowledges that Executive is knowingly and voluntarily entering into this Agreement with the purpose of waiving and releasing the claims discussed in Paragraph 3 of this Agreement, including claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that any rights or claims arising under the ADEA are specifically waived.

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Executive is hereby given a period of at least twenty-one (21) calendar days from the date she received a copy of this Agreement during which to consider whether to sign this Agreement. Executive is hereby advised that the offer contained in this Agreement will remain open until midnight on the twenty-first day after the date the offer was delivered to the Executive. If Executive does not deliver it, signed, to Employer, c/o James F. Moriarty, Senior Vice President, General Counsel & Corporate Secretary, 909 Silver Lake Boulevard, Dover, Delaware 19904, by that date, the offer of consideration contained in this Agreement will be automatically withdrawn.

Executive has seven (7) calendar days after she signs and delivers this Agreement to Employer during which she may revoke it. To revoke it, Executive must deliver a written notice of revocation to Employer, c/o James F. Moriarty, Senior Vice President, General Counsel & Corporate Secretary, 909 Silver Lake Boulevard, Dover, Delaware 19904, within this seven (7)-day period. If Executive does not deliver a written revocation notice to Employer, within seven (7) calendar days after she has submitted the signed Agreement, the Agreement will become final and legally binding on Executive and Employer, and she will receive the consideration (“Effective Date”). Employer will cease providing Executive with any of the consideration if she does not sign this Agreement or if she revokes the Agreement during the seven (7) day revocation period.

5. Confidentiality

The Parties agree that they will keep the facts surrounding the separation of Executive’s employment with Employer and the negotiations of this Agreement confidential and that they will not divulge them to anyone other than Executive’s immediate family and the Parties’ attorneys, tax advisors, health providers, or as may be required by law.

Executive also acknowledges that during her employment with Employer, she has had access to certain proprietary business information which is the property of Employer, which is highly confidential and which, if disclosed or used without authorization, could cause significant and irreparable harm to Employer. This confidential information includes, but is not limited to business information described in all applicable confidentiality and proprietary information policies and procedures, and any and all proprietary and confidential business information (including trade secrets) which Employer has taken steps to maintain as confidential and which is not otherwise available or known to anyone outside Employer. Executive acknowledges that she has a legal obligation to keep this information confidential, and she also agrees as part of her obligations under this Agreement that she will maintain that confidentiality.

6. Non-Solicitation and Non-Competition Covenants

(a) Non-solicitation of Employer’s Employees. Executive shall not, at any time during the Restricted Period (as defined below), without the prior written consent of Employer, engage in the following conduct (a “Solicitation”):

(i) directly or indirectly, contact, solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous six months an employee, representative, officer or director of Employer; or

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(ii) take any action to encourage or induce any employee, representative, officer, or director of Employer to cease his or her relationship with Employer for any reason. A “Solicitation” does not include any recruitment of employees for Employer.

The “Restricted Period” means the period including Executive’s employment with Employer and one (1) year following the Separation Date.

(b) Non-solicitation of Third Parties. During the Restricted Period, the Executive shall not (either directly or indirectly or as an officer, agent, employee, partner or director of any other company or entity) solicit, service, recruit, induce, influence, or accept on behalf of any competitor of Employer the business of:

(i) any customer of Employer at the time of Executive’s employment or Separation Date; or

(ii) any potential customer of Employer that Executive knew to be an identified, prospective purchaser of services or products of Employer.

(c) Non-competition. During the Restricted Period, Executive shall not, directly or indirectly, accept employment with, act as a consultant to, or otherwise perform services that are substantially the same or similar to those for which Executive was compensated by Employer (such comparison to be based on job-related functions and responsibilities and not job title) for any business that directly competes with any portion of Employer’s business. This restriction applies to any parent, division, affiliate, newly formed or purchased business(es) and/or successor of a business that competes with Employer. Further, during the Restricted Period, Executive shall not assist any individual or entity other than Employer in acquiring any entity with respect to which a proposal to acquire such entity was presented to the Board during the one (1) year period beginning prior to Executive’s Separation Date.

Nothing in this Agreement shall be construed to prohibit Executive from beginning new employment with one of Employer’s suppliers or vendors; provided, however, that the restrictions set forth in Paragraph 6(a) and (b) of this Agreement still apply.

7. Non-Disparagement

Executive and Employer’s directors and officers shall at all times refrain from taking actions or making statements, written or verbal, that: denigrate, disparage or defame the goodwill or reputation of Executive or Employer, as the case may be, or any of its trustees, officers, security holders, partners, agents or former or current employees and directors, or are intended to, or may be reasonably expected to, adversely affect the morale of the employees of Employer.

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Executive and Employer’s directors and officers further agrees not to make any negative statements to third parties relating to Executive’s employment or any aspect of the business of Employer and not to make any statements to third parties about the circumstances of Executive’s separation. Executive further agrees not to make any negative statements to third parties about Employer or its trustees, directors, officers, security holders, partners, agents or former or current employees and directors, except as may be required by a court or governmental body.

8. Return of Property

Executive agrees that, upon demand, but in no event later than twenty-one (21) days after the Effective Date, she will immediately return all property of Employer that is then in her custody and control, including but not limited to:

•	System Hardware: laptop computer, remote access FOB, software, pager

•	Office Access and Credentials: badge or other photo identification, keys, building access FOB

•	Expense Accounts: credit cards or other corporate expense accounts

The Parties acknowledge and agree that Executive shall keep her company issued vehicle and that Employer will transfer the title of the vehicle to Executive within the earlier of (i) the expiration of the vehicle registration or (ii) twenty-one (21) calendar days of the Effective Date of this Agreement. Executive may be subject to applicable withholdings associated with the transfer of title of the vehicle. Executive’s point of contact with regard to the return of property under this paragraph shall be Julie St. Clair, Director of Human Resources.

Executive shall be permitted to retain her company-issued cellular telephone and Executive acknowledges and agrees to provide Employer, upon reasonable notice, with access to her company-issued cellular telephone to inspect for and remove any potential confidential information.

9. Cooperation

Executive agrees that she will reasonably and lawfully cooperate at the reasonable request of Employer in the defense or prosecution of any lawsuits or claims in which Employer or its officers, directors or employees may be or become involved and which relate to matters occurring during the time she was employed by Employer. The Employer’s request for reasonable cooperation shall take into consideration Executive’s personal and business commitments and the amount of notice provided to Executive. The Employer will reimburse Executive for reasonable out of pocket travel and other incidental expenses, that Executive incur as a result of Executive’s cooperation pursuant to this paragraph (including reasonable attorneys’ fees, if reasonably necessary), as well as compensate Executive at a per diem rate of one thousand two hundred and fifty dollars ($1,250).

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10. Effect of Breach and Enforcement

Disputes between the parties under or relating to this Agreement shall be submitted to and settled by private, binding arbitration under the rules of the American Arbitration Association, which right shall be invoked by serving upon Employer or Executive a notice to arbitrate. Judgment upon the decision or award rendered in an arbitration shall be final and binding upon the parties hereto and may be entered in any court having jurisdiction. The law of the State of Delaware will be applied. The parties agree to take all appropriate and reasonable steps to insure that this agreement to arbitrate is fully enforceable.

As specific exceptions to the above, Executive agrees that Employer would be irreparably damaged if she breached her confidentiality, non-competition, non-solicitation and/or non-disparagement obligations as described above. Therefore, Executive agrees and acknowledges that in addition to the remedies available in arbitration, Employer will be entitled to file a court action for appropriate equitable relief, including but not limited to an injunction and/or temporary restraining order, without any bond or other security, if Executive breaches or threatens to breach all or any of these obligations. The prevailing party may also recover attorney’s fees and other costs related to enforcement or defense of any such court action or arbitration under this Section 10.

11. Entire Agreement and Severability

This Agreement and its Attachments contain the entire agreement between Executive and Employer, and take priority over any other written or oral understanding or contract that may have existed in the past. Executive agrees and acknowledges that no other promises or agreements have been offered for this Agreement (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by Executive and Employer.

If any portion, provision or section of this Agreement is held to be invalid or legally unenforceable, the remaining portions of this Agreement will not be affected and will be given full force and effect.

12. Non-admission

Executive and Employer agree that this Agreement is not an admission by either party of any wrongdoing or liability whatsoever, but results from the mutual desire to resolve all actual and potential disputes.

13. Applicable Law

All provisions of this Agreement will be construed and governed by Delaware law without regard to the laws of any other location.

14. Resolution

This Agreement resolves any and all actual and potential conflicts between Executive and Employer, including but not limited to all matters relating to her employment and separation from

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employment with Employer. If Executive agrees to its terms, she should sign this Agreement and return it to Employer, c/o James F. Moriarty, Senior Vice President, General Counsel & Corporate Secretary, 909 Silver Lake Boulevard, Dover, Delaware 19904. It must be delivered on or before midnight of the twenty-first day after the date the offer was delivered to Executive.

15. Successors and Assigns

This Agreement shall be binding on any successor to Employer. Executive may not assign her rights, duties or obligations under this Agreement without Employer’s prior written consent.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED AN ATTORNEY OR OTHER REPRESENTATIVE PRIOR TO SIGNING THIS AGREEMENT OR VOLUNTARILY ELECTED NOT TO DO SO, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE PARTIES HAVE SIGNED THIS AGREEMENT AS OF THE DAY AND YEAR FIRST WRITTEN BELOW.

ELAINE B. BITTNER	CHESAPEAKE UTILITIES CORPORATION

/s/ Elaine B. Bittner	By: /s/ James F. Moriarty
Signature	Title:	SVP, GC and Corporate Secretary

Dated: May 31, 2018	Dated:	May 31, 2018

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